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                     January 5, 2023

       Michael Normile
       Executive Vice President and Chief Financial Officer
       Cass Information Systems, Inc.
       12444 Powerscourt Drive, Suite 550
       St. Louis, MO 63131

                                                        Re: Cass Information
Systems, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 000-20827

       Dear Michael Normile:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services